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EXHIBIT 99.1 PRESS RELEASE AUGUST 4, 2003

                      GLB BANCORP, INC., ANNOUNCES EARNINGS

            GLB BANCORP, INC. REPORTS 2003 SECOND QUARTER EARNINGS UP
                                     106.1%

MENTOR, OHIO - August 4, 2003 - GLB BANCORP, INC. (NasdaqSC:GLBK) today announced financial results for the second quarter and six months ended June 30, 2003.

The Corporation, which is the parent holding company of Great Lakes Bank, reported 2003 second quarter earnings of $495,020 compared to the prior year second quarter earnings of $240,174, an increase of 106.1%. Basic and diluted earnings per share for the second quarter of 2003 increased to $0.21 versus $0.10 for the second quarter of 2002. Earnings for the six months ended June 30, 2003 were $854,175 compared to $571,953 for the six months ended June 30, 2002. Basic and diluted earnings increased to $0.36 for the six months ended June 30, 2003 compared to $0.24 for the six months ended June 30, 2002.

Contributing to the increase in earnings for the six months ended June 30, 2003 were higher net interest income and non-interest income, which were offset by an increase in non-interest expense. Maturing deposit instruments were renewed at lower rates, passbook interest rates were decreased and advances were allowed to mature and be prepaid without replacement. As a result, the cost of funds decreased to 2.07% from 2.94% when comparing June 30, 2003 to June 30, 2002. For the six months ended June 30,2003, net interest income was $3,678,932 compared to $3,248,658 for the six months ended June 30, 2002, an increase of 13.2%, with a net interest margin of 3.89% at June 30, 2003 compared to 4.09% at June 30, 2002. Non-interest income increased with the sale of equity securities held for sale, an Ohio franchise tax refund from 2001 and increased gains on the sale of loans. Non-interest expense increased largely due to the assessment of a prepayment penalty of $175,306 from the early payoff of an advance.

The Corporation's annualized return on average assets (ROA) for the six months ended June 30, 2003 was .84%, compared to .67% for the six months ended June 30, 2002. Annualized return on average equity (ROE) for the six months ended June 30, 2003 was 5.76% compared to 4.19% for the six months ended June 30, 2002.

The Corporation's assets have grown 17.4% to $207 million at June 30, 2003, as compared to $176 million at June 30, 2002. Deposits increased 26.5%, in part due to our convenient branch locations providing various popular deposit products. Loans grew 19.4% through the use of some of the deposit funds, with remaining excess cash being


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used for investment purposes. At June 30, 2003, the allowance for loan losses to total loans was 1.04% compared to 1.09% at June 30, 2002.

GLB Bancorp, Inc. and its subsidiary, Great Lakes Bank, exceed all applicable regulatory capital requirements. Under Federal Deposit Insurance Corporation guidelines, Great Lakes Bank is categorized as "well capitalized," the highest rating available.

On June 15, 2003, the Corporation announced a definitive agreement to merge with and into Sky Financial Group, Inc. (Nasdaq:SKYF). The merger is expected to close in the fourth quarter of 2003.

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that involve risks and uncertainties. Actual strategies and results in future periods may differ materially from those currently expected. The Corporation disclaims, however, any intent or obligation to update these forward-looking statements.

About GLB Bancorp, Inc.
----------------------

Headquartered in Mentor, Ohio, GLB Bancorp, Inc. is a one-bank holding company that holds all of the outstanding common stock of Great Lakes Bank. Great Lakes Bank has $206 million in total assets with 12 branches throughout Lake County, Ohio and one branch in Cuyahoga County, Ohio.